SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

February 10, 2005
Date of Report

February 7, 2005
(Date of Earliest Event Reported)

Kentucky Investors, Inc.
(Exact Name of Registrant as Specified in its Charter)

Kentucky	0-1999	61-6030333
(State of other jurisdiction)	(Commission File Number)	(IRS Employer I.D. No.)

200 Capital Avenue
Frankfort, Kentucky 40601
(Address of Principal Executive Offices)

(502) 223-2361
(Registrant's Telephone Number)

Item 1.01 Entry into a Material Definitive Agreement.

We entered into a Lease Agreement with our wholly-owned subsidiary, Investors Heritage Life Insurance Company dated as of February 3, 2005.  Pursuant to the terms of the lease, Investors Heritage will lease from us the properties located in Frankfort, Kentucky at 200 Capital Ave. (a two-story brick building with basement containing approximately 38,500 square feet), 117 West Second St. (a one-story brick building containing approximately 2,400 square feet), 213 W. Second St. (a one-story brick building with basement containing approximately 10,300 square feet), and 211 Shelby St. (a two-story wood-sided building with basement containing approximately 3,165 square feet).  The term of the lease is for a period of 10 years with two 5 year options commencing February 7, 2005, the date of consummation of our acquisition of the properties.  Investors Heritage will pay to us annual rent in the amount of $552,252.00 in equal monthly payments.  We based the rental for the properties on market rents charged for similar properties in the Frankfort, Kentucky area.  The lease is a triple net lease, requiring Investors Heritage to pay in addition to its rent the insurance, maintenance (including utilities) and taxes related to the properties.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 7, 2005, we purchased the real properties detailed above in Item 1.01, including the improvements thereon, from Investors Heritage.  The purchase price that we paid in cash at closing was $3,650,000.  The source of funds used in the acquisition is explained in more detail below under Item 2.03.

Item 2.03 Creation of a Direct Financial Obligation

On February 7, 2005, we became obligated on a promissory note to Sun Life Assurance Company of Canada for the purpose of financing the purchase of the real properties described in Item 1.01.  The principal amount of the note is $3,650,000.  The transaction is a conventional commercial mortgage loan, and the agreements securing or related to the note contain customary terms and conditions for a commercial real estate mortgage loan.  We executed the Promissory Note, an Open-End Mortgage and Security Agreement and an Assignment of Rents and Leases together with various other loan documents.

The note, which bears a fixed interest rate of 5.05%, is a fully amortizing ten year loan with monthly payments in the amount of $38,803.18 due on the first of each month beginning April 1, 2005.  The final payment is due March 1, 2015.  The loan is non-recourse to us with the exception of standard carve-outs typical in a mortgage loan transaction, including failure to apply insurance proceeds or condemnation awards according to the terms of the mortgage; fraud, material misrepresentation or bad faith; waste of the property by us; or the existence of any hazardous substances, environmental conditions or clean up.  Under our purchase agreement with Investors Heritage, Investors Heritage indemnifies us for any damage caused by any hazardous substances, environmental conditions or clean up.

Sun Life may accelerate the note and/or increase the interest rate upon the occurrence of an event of default under the mortgage.  Events of default include failure to timely pay the secured debt when due, the failure to pay property taxes and charges when due, the failure to provide notification and clean up of any environmental contamination, and the failure to provide insurance; provided that any failure to timely pay the secured debt when due shall not constitute an event of default until the expiration of a 5 day grace period, which 5-day grace period shall not apply more than twice in any one period of 12 consecutive months.  Other events of default include breach of any other covenant or agreement contained in the loan documents for 30 days after written notice, any material misrepresentation, or our bankruptcy or similarly related event.

The remedies available to Sun Life upon the occurrence and continuation of an event of default include acceleration, foreclosure, the right of offset, the right to cure, the right to take possession of the property, the right to secure the appointment of a receiver as well as the remedies under the uniform commercial code with respect to the personalty.  The default rate of interest that Sun Life may charge upon the occurrence and continuation of an event of default is the interest rate charged on the promissory note plus 5% per annum.  In addition, if Sun Life accelerates the maturity date due to the occurrence of an event of default, an acceleration premium in an amount equal to the greater of three percent (3%) of the then unpaid principal balance or the discounted yield maintenance prepayment fee shall be charged to us.

We have no right to prepay any portion of the unpaid principal balance outstanding under the note prior to March 1, 2008.  Subsequent to that date, we have the right to prepay the unpaid principal balance in whole together with a prepayment premium.  The prepayment premium is the greater of (1) one percent (1%) of the then unpaid principal balance; or (2) the discounted yield maintenance prepayment fee.  Assuming the interest rate on the promissory note is greater than the treasury yield, the difference between the interest rate and the treasury yield shall be divided by twelve (12) and multiplied by the unpaid principal balance to determine the monthly payment differential.  Sun Life shall calculate the present value of the series of monthly payment differentials for the number of whole and partial months from the date of prepayment to the maturity date of the note using the treasury yield as the discount rate, compounded monthly. The resulting sum of all the discounted monthly payment differentials shall be the discounted yield maintenance prepayment fee.  If the interest rate on the note is equal to or less than the treasury yield, the prepayment premium shall be one percent (1%) of the then unpaid principal balance.  There is no prepayment premium for prepayment during the last ninety (90) days of the loan term or for prepayment due to the application by Sun Life of any insurance proceeds or condemnation award.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENTUCKY INVESTORS, INC.

/s/ Harry Lee Waterfield II
Harry Lee Waterfield II
Chief Executive Officer

Dated: February 10, 2005